Media contact: Ben Kiser, 402.458.3024

Investor contact: Phil Morgan, 402.458.3038

Nelnet Completes Initial Placement Through Straight-A Funding

LINCOLN, Neb., May 27, 2009–Nelnet, Inc. (NYSE: NNI), announced today that it completed its initial placement of federal student loans under the U.S. Department of Education-sponsored conduit called Straight-A Funding, LLC (the Conduit). Nelnet's $637 million placement will settle on June 4, 2009.

Completion of the initial transaction will reduce the amount of student loans in Nelnet’s federal student loan warehouse facility by approximately $570 million. Approximately $275 million of loans remain in the company’s warehouse facility that are also eligible for the Conduit. Nelnet expects that the remaining amount of loans eligible for the Conduit will be removed from the warehouse facility over time as the Conduit increases in size.

The Conduit provides five-year financing for federal Stafford and PLUS loans first disbursed from October 1, 2003 to June 30, 2009. The Conduit is supported by a liquidity facility provided by the Federal Financing Bank and an ultimate backstop purchase of the financed student loans by the Department of Education. The company expects the total cost of funding, on average, to be approximately equal to the 3-month LIBOR rate plus 0 to 10 basis points.

For more than 30 years, Nelnet has been helping families plan, prepare, and pay for their education. Additional information is available at http://www.nelnet.com.

Information contained or incorporated in this press release, other than historical information, may be considered forward looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on the company's operating results, performance, or financial condition expressed or implied by the forward-looking statements are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.

(code #: nnig)